Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the references to our firm under the captions "Financial Highlights" in the Class A, Class B, Class C and Class Y Shares' Prospectuses of Pioneer Real Estate Shares Fund; and "Disclosure of Portfolio Holdings", "Independent Registered Public Accounting Firm", and "Financial Statements" in the Class A, Class B, Class C and Class Y Shares' Statement of Additional Information of Pioneer Real Estate Shares Fund; and to the incorporation by reference of our report, dated February 22, 2010, on the financial statements and financial highlights of Pioneer Real Estate Shares Fund in the Annual Report to the Shareowners for the year ended December 31, 2009 as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 28 to the Registration Statement (Form N-1A, No. 33-65822) of Pioneer Real Estate Shares Fund.



/s/ ERNST & YOUNG LLP
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Boston, Massachusetts
April 26, 2010